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                                      EXHIBIT 1

                     SUNRISE INTERNATIONAL LEASING CORPORATION
                        NONQUALIFIED STOCK OPTION AGREEMENT


     THIS AGREEMENT, made effective as of this 23rd day of June, 1998, by and between SUNRISE INTERNATIONAL LEASING CORPORATION, a Delaware corporation (the "Company"), and PETER J. KING (the "Optionee");

                               W I T N E S S E T H :

     WHEREAS, the Optionee on the date hereof is an employee of the Company;

     WHEREAS, to induce the Optionee to further the Optionee's efforts in its behalf, the Company desires to grant to the Optionee a nonqualified stock option to purchase shares of its Common Stock;

     WHEREAS, the Company's Board of Directors has adopted a stock option plan providing for the grant of nonqualified stock options known as the "Sunrise International Leasing Corporation 1991 Stock Option Plan" (hereinafter referred to as the "Plan"); and

     WHEREAS, on the date hereof, the Company's Board of Directors (or, if so appointed and empowered by the Board, the Board's Stock Option Committee) authorized the grant of this nonqualified stock option to the Optionee;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Optionee hereby agree as follows:

     1. GRANT OF OPTION. The Company hereby grants to the Optionee, on the date of this Agreement, the option to purchase 250,000 shares of Common Stock of the Company (the "Option Stock") subject to the terms and conditions herein contained, and subject only to adjustment in such number of shares as provided in Section 17 of the Plan.

     2. OPTION PRICE. During the term of this option the purchase price for the shares of Option Stock granted herein is $3.25 per share (the fair market value of the Company's Common Stock as of the date hereof), subject only to adjustment of such price as provided in Section 12 of the Plan.

     3. TERM OF OPTION. Unless terminated earlier under the provisions of Paragraphs 10, 11 or 12 below, this option shall be exercisable at any time on or before the close of business on the ten-year anniversary of the date of this Agreement.


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     4.   PERSONAL EXERCISE BY OPTIONEE.  This option shall, during the lifetime of the Optionee, be exercisable only by said Optionee and shall not be transferable by the Optionee, in whole or in part, other than by will or by the laws of descent and distribution.

     5. MANNER OF EXERCISE OF OPTION. This option is to be exercised by the Optionee (or by the Optionee's successor or successors) by giving written notice to the Company of an election to exercise such option. Such notice shall specify the number of shares to be purchased hereunder and shall specify a date (not more than 30 calendar days and not less than 10 calendar days from the date of delivery of the notice to the Company) on which the Optionee shall deliver payment of the full purchase price for the shares being purchased and the Company shall deliver certificates to the Optionee representing the shares so purchased. Such notice shall be delivered to the Company at its principal place of business. An option shall be considered exercised at the time the Company receives such notice. Upon receipt of such notice and subject to the provisions of Paragraph 9 below, the Company shall, on the date specified in such notice and against payment by the Optionee of the required purchase price, deliver to the Optionee certificates for the shares so purchased. Payment for shares of Option Stock may be made in the form of cash, certified check, Common Stock of the Company, or any combination thereof. Any stock so tendered as part of such payment shall be valued at its then "fair market value" as provided in the Plan. All requisite original issue or transfer documentary stamp taxes shall be paid by the Company.

     6. RIGHTS AS A SHAREHOLDER. The Optionee or a transferee of this option shall have no rights as a shareholder with respect to any shares covered by this option until the date of the issuance of a stock certificate for such shares.
No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 12 of the Plan.

     7. TYPE OF OPTION; STOCK OPTION PLAN. The option evidenced by this Agreement is intended to constitute a nonqualified stock option and not an incentive stock option under Section 422 of the Internal Revenue Code. The option hereunder is granted pursuant to the Plan, a copy of which Plan is attached hereto or has been made available to the Optionee and is hereby made a part of this Agreement. This Agreement is subject to and in all respects limited and conditioned as provided in the Plan. The Plan governs this option and the Optionee, and in the event of any question as to the construction of this Agreement or of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides.

     8. WITHHOLDING TAXES. In order to permit the Company to receive a tax deduction in connection with the exercise of this option, the Optionee agrees that as a condition to any exercise of this option, the Optionee will also pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any federal, state, local or other taxes required by law to be withheld with respect to the option's exercise.

     9. INVESTMENT PURPOSE. The Company requires as a condition to the grant and exercise of this option that any stock acquired pursuant to this option be acquired for only investment if, in the opinion of counsel for the Company, such is required or deemed advisable


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under securities laws or any other applicable law, regulation or rule or any government or governmental agency. In this regard, if requested by the Company, the Optionee, prior to the acquisition of any shares pursuant to this option, shall execute an investment letter to the effect that the Optionee is acquiring shares pursuant to the option for investment purposes only and not with the intention of making any distribution of such shares and will not dispose of the shares in violation of the applicable federal and state securities laws.

     10.  TERMINATION OF EMPLOYMENT.

     (a) If the Optionee ceases to be an employee of the Company or any Subsidiary for any reason (including termination of employment as a result of the reorganization, sale or liquidation by the Company of the Subsidiary which employs or retains the Optionee, where the Optionee does not thereafter continue as an employee of the Company or another Subsidiary), other than because of "cause" (as described in Subparagraph (b) below), because of death (as described in Paragraph 11 below), because of disability (as described in Paragraph 12 below), or because of the sale, merger, consolidation or liquidation of the Company (which is covered by the provisions of Section 12 of the Plan), then this option shall completely terminate on the earlier of (i) the close of business sixty (60) days after the date of such termination of employment, and
(ii) the expiration date under this option. During such period, this option shall be exercisable only to the extent the option was exercisable on the date of termination of employment but had not previously been exercised.

     (b) If the Optionee ceases to be an employee of the Company or any Subsidiary for "cause", then this option shall, without notice of any kind, immediately terminate concurrent with such termination for "cause." For purposes of this Subparagraph (b), "cause" shall be as defined in any employment or service agreement or policy applicable to the Optionee or, if no such agreement or policy exists, shall mean (i) dishonesty, fraud, misrepresentation, embezzlement or material or deliberate injury or attempted injury, in each case related to the Company or any Subsidiary, (ii) any unlawful or criminal activity of a serious nature, (iii) any willful breach of duty, habitual neglect of duty or unreasonable job performance, or (iv) any material breach of a confidentiality or non-compete agreement entered into with the Company or any Subsidiary.

     11. DEATH OF OPTIONEE. If the Optionee dies (i) while an employee of the Company, or (ii) within a period of sixty (60) days after the termination of employment with the Company as provided in Paragraphs 10 and 12, this option shall terminate on the earlier of (i) the close of business on the twelve-month anniversary date of the Optionee's death, and (ii) this option's originally stated expiration date. During such period following the Optionee's death, this option may be exercised only by the person or persons to whom the Optionee's rights under this option shall have passed by the Optionee's will or by the laws of descent and distribution, and only to the extent the option was exercisable on the date of death but had not previously been exercised.

     12. DISABILITY OF OPTIONEE. If the Optionee ceases to be an employee of the Company before the original stated expiration of this option and such termination is due to disability (as defined in Section 22(e)(3) of the Internal Revenue Code), then this option shall completely


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terminate on the earlier of (i) the close of business twelve months after (on the twelve-month anniversary of) the termination of employment and (ii) the expiration date under this option, whichever is earlier. During such period following termination due to disability, this option shall be exercisable only to the extent the option was exercisable on the date of termination of employment but had not previously been exercised.

     13. RECAPITALIZATIONS, SALES, MERGERS, EXCHANGES, CONSOLIDATIONS, LIQUIDATION. In the event of a stock dividend or stock split, the number of shares of Option Stock and option exercise price shall be adjusted as provided in Section 12 of the Plan. Similarly, in the event of a sale, merger, exchange, consolidation or liquidation of the Company, this option shall be adjusted as provided in Section 12 of the Plan.

     14. SCOPE OF AGREEMENT. This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and the Optionee and any successor or successors of the Optionee permitted by Paragraph 4 above.

     IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement in the manner appropriate to each, as of the day and year first above written.

                                   SUNRISE INTERNATIONAL LEASING CORPORATION



                             By   /s/ Jeffrey G. Jacobsen
                                -----------------------------------------------
                                Jeffrey G. Jacobsen, Executive Vice President
                                                                       COMPANY

                                  /s/ Peter J. King
                             --------------------------------------------------
                             Peter J. King
                                                                       OPTIONEE


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